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                                                            EXHIBIT 4.2(a)


                                 AGREEMENT

Boston Technology, Inc. ("the Company") hereby appoints State Street Bank and Trust Company ("the Successor") as Rights Agent, and the Successor hereby agrees to serve as Rights Agent, under the Rights Agreement ("the Agreement") dated as of May 9, 1991 by and between the Company and the First National
Bank of Boston, such appointment to be effective as of January 16, 1995 (the "Commencement Date"). From and after the Commencement Date, the parties hereto agree that the Successor shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent under the Agreement without further act or deed. The address of the Successor for any notice given or made under Section 25 of the Agreement shall be:

      State Street Bank and Trust Company
      225 Franklin Street
      Boston, Massachusetts  02110
      Attention: Corporate Stock Transfer Division

EXECUTED as of the 26th day of April, 1996.


                                        STATE STREET BANK AND TRUST COMPANY

                                        By: \s\Stephen Cesso
                                        __________________________
                                        Name: Stephen Cesso
                                        Title: Corporate Counsel


                                        BOSTON TECHNOLOGY, Inc.

                                        By: \s\Carol B. Langer
                                        ____________________________
                                        Name: Carol B. Langer
                                        Title: Chief Financial Officer